Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-198768 on Form S-4 of our reports dated October 20, 2014, relating to the consolidated financial statements of Walgreen Co. and Subsidiaries, and the effectiveness of Walgreen Co. and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Walgreen Co. for the year ended August 31, 2014 (which reports (1) expresses an unqualified opinion on the consolidated financial statements for the fiscal year ended August 31, 2014 and includes an explanatory paragraph indicating that our report is based in part on the report of KPMG LLP, an independent registered public accounting firm, with respect to the consolidated financial statements of Alliance Boots GmbH (which Walgreens accounts for using the equity method of accounting on a three month lag) insofar as it relates to the amounts included for the Walgreens’ equity investment and equity earnings in Alliance Boots GmbH, on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board, as of and for the year ended May 31, 2014 and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting).

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 29, 2014